Exhibit 10.2

March 20, 2009

Gregory W. Freiberg

11333 Stonehouse Place

Potomac Falls, VA 20165

Dear Greg,

On behalf of Savvis, Inc., I am pleased to offer you the position of Senior Vice President and Chief Financial Officer reporting to Phillip J. Koen, Chief Executive Officer. This letter serves as an addendum to the Employment, Confidentiality, Severance, and Non-Competition Agreement – and addresses items not specifically outlined in that document.

Benefits

You will be eligible for benefits effective the first day you commence full time employment at Savvis, Inc. Summaries of the plan elements are provided under separate cover. Additionally, you will be eligible for up to 160 hours annually of Paid Time Off (PTO) to be accrued and taken in accordance with our Paid Time Off policy for US personnel.

Relocation Assistance

Savvis will provide relocation assistance for you and your family associated with the move from Northern Virginia to the St. Louis, Missouri metropolitan area. In order to take full advantage of the company sponsored relocation benefits, your move must be completed no later than December 31, 2009. A copy of the program is attached for your reference. We will work with you to ensure that you have a successful relocation to the St. Louis area. Savvis has a contract with Cartus covering your relocation. A Cartus representative will contact you to provide detailed information about your relocation. Please, do not list your home or contact anyone about the movement of household goods until you have discussed your relocation with Cartus. To assist with the transition, you will be provided with a $25,000 (before taxes) relocation allowance. If you voluntarily terminate employment with SAVVIS or you are terminated for “cause” within 12 months of your relocation date, you will be responsible for repaying any relocation expenses paid to you, on your behalf, or reimbursed to you; if you should voluntarily terminate employment with SAVVIS or you are terminated for “cause” within 24 months of your relocation date, you will be responsible for repaying a pro-rata sum of relocation expenses paid to you and any payments to you for the Appraised Loss on Sale below and any gross up payments, on your behalf, or reimbursed to you (along with collection expenses which shall be defined as any and all costs and expenses incurred by Savvis and arising out of any effort to collect relocation expenses from you). To provide supplemental assistance with your relocation, Savvis will pay you on the date prior to but contemporaneous with your signing of a firm contract for your purchase of a new home in St. Louis, provided such date occurs on or before December 31, 2009, an amount equal to the actual purchase price of your home in Virginia less the Appraised Value (as defined herein) of your home (the “Appraised Loss on Sale”) up to $250,000. In consideration for this payment, you agree to fully move your family, and your personal and household effects before December 31, 2009, and also provide Savvis or our Cartus representative with any and all receipts and documentation as reasonably requested. This reimbursement for Appraised Loss on Sale will be subject to a single tax gross up payment and, along with collection expenses, will all be fully repayable should you voluntarily terminate employment with SAVVIS or you are terminated for “cause” within 24 months of your relocation date. For the purposes of this letter, “Appraised Value” shall mean the average of the determination of three board licensed real estate appraisers chosen by Savvis as to the value market value of your Potomac Falls, Virginia home.

In addition, you agree that if you fail to relocate to the St. Louis metropolitan area on or before December 31, 2009, such failure will be considered a termination of your employment by the Company for “cause” pursuant to your Employment Agreement effective immediately. As a result and in such event, you will not be entitled to any Severance Payments (as defined in your Employment Agreement). For purposes of this letter, “relocation” shall mean the relocation of you and your family’s primary residence and personal and household effects to the St. Louis metropolitan area.

Start Date

We will set your start date as April 20, 2009. Please advise if you are available to start prior to April 20, 2009. The effective date of your employment will trigger regulatory filing obligations, a power of attorney form will need to be completed at the commencement of your employment which will assist the company in completing these filings on your behalf.

This offer is contingent upon proper cooperation, participation, and a non-positive result in a drug/controlled substance screening test as well as the satisfactory completion of background and reference checks. Additional information will be sent to your home via Federal Express regarding the drug screening; note that the Drug and Alcohol Testing Consent Form must be returned within 48 hours of receipt.

Savvis, Inc. is extending you this offer based upon your general knowledge, skills, and abilities and not your possession of any proprietary information belonging to your current or previous employer. Should you decide to accept this offer, Savvis, Inc. requests that you do not disclose any such information or bring any materials belonging to any other former employer. Further, you represent and warrant to Savvis, Inc. that you are not bound by any restriction or covenant not to compete that would prevent you from performing your expected job duties at Savvis, Inc. Under the terms of the United States Immigration Reform and Control Act, you are subject to the act’s provisions, and will be required to sign a certificate, and to provide Savvis, Inc. with documentation regarding your eligibility for lawful employment in the United States. This offer letter, including any addenda hereto, constitutes the entire offer of employment by Savvis, Inc. and, except as specifically provided herein, there are no oral or written promises, representations or inducements upon which you are relying in connection with this offer of employment or subsequent employment with Savvis, Inc. This letter is not a contract of employment. Employment with SAVVIS is at-will, and either you or SAVVIS may terminate the relationship at any time or for any reason.

We are very excited about having you join Savvis, Inc. as a key contributor to the company. We look forward to having you join us as soon as possible. After your review, should you have questions, please contact me at (314) 628-7830.

Sincerely,

/s/ Mary Ann Altergott Mary Ann Altergott
Senior Vice President
Corporate Services

Accepted

/s/ Gregory W. Freiberg	March 30, 2009
Gregory W. Freiberg	Date